Exhibit 97

RTX CORPORATION
EXECUTIVE OFFICER CLAWBACK POLICY

I.PURPOSE

The RTX Corporation Executive Officer Clawback Policy (the “Policy”) was adopted by the Human Capital & Compensation Committee of the Board of Directors of RTX Corporation (“RTX”) effective as of October 2, 2023 (the “Effective Date”). This Policy shall apply to Executive Officers. The purpose of the Policy is to allow RTX to recoup Covered Incentive-Based Compensation from Covered Executive Officers upon the occurrence of certain Forfeiture Events. This Policy will apply in addition to, and not in replacement of, the RTX Corporation Clawback Policy (the “Clawback Policy”). This Policy is intended to comply with Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.

II.DEFINITIONS

A.Committee means the Human Capital & Compensation Committee of the Board of Directors of RTX Corporation.

B.Company means RTX collectively with all of its divisions, business units, subsidiaries and affiliates.

C.Covered Executive Officer means any current or former Executive Officer of the Company who served in that capacity at any time during a relevant Recovery Period and who received Incentive- Based Compensation.

D.Covered Incentive-Based Compensation means Incentive-Based Compensation received during the relevant Recovery Period. Incentive-Based Compensation is deemed received in the fiscal period during which the relevant Financial Reporting Measure is attained, even if the grant or payment occurs before or after that period. For the avoidance of doubt, Incentive-Based Compensation received by an Executive Officer, prior to the employee’s becoming an executive officer (i.e., when the individual was an employee but not an executive officer) is not Covered Incentive-Based Compensation.

E.Exchange means the New York Stock Exchange.

F.Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

G.Executive Officer means RTX’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of RTX in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for RTX. Executive officers of RTX’s parent(s) or subsidiaries are deemed executive officers of RTX if they perform such policy-making functions for RTX. Policy-making function is not intended to include policy-making functions that are not significant. An Executive Officer for purposes of this Policy includes at a minimum executive officers identified pursuant to Item 401(b) of SEC Regulation S-K.

H.Financial Reporting Measures means measures (including GAAP and non-GAAP financial measures) that are determined and presented in accordance with the accounting principles used in preparing an issuer’s financial statements, and any measures derived wholly or in part from such measures, as well as an issuer’s stock price and total shareholder return (“TSR”).

I.Forfeiture Amount means the amount of Covered Incentive-Based Compensation subject to clawback or recovery under this Policy.

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J.Incentive-Based Compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any Financial Reporting Measure, and includes: (1) annual incentive awards under the RTX Corporation Executive Annual Incentive Plan (“AIP Awards”), or any successor plan; (2) vested or unvested equity- or cash-based awards under the LTIP that are granted or vest based wholly or in part upon the attainment of any Financial Reporting Measure, (“LTIP Performance Based Awards”), including Performance Share Units (“PSUs’); and (3) any other incentive-based compensation in respect of any Company plan or agreement that is earned or vested based wholly or in part upon the attainment of any Financial Reporting Measure. For the avoidance of doubt, equity- or cash-based awards that are granted and vest exclusively on the basis of continued employment, without any financial performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures, do not constitute Incentive-Based Compensation.

K.Recovery Period means the three completed fiscal years immediately preceding the date an issuer is required to prepare an accounting restatement for a given reporting period ending on or after the Effective Date, including any transition period within or immediately following those three completed fiscal years. For purposes of determining the relevant Recovery Period, the “date on which an issuer is required to prepare an accounting restatement” is the earlier to occur of: (1) the date the issuer's board of directors, a committee of the board of directors, or the officer or officers of the issuer authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws; or (2) the date a court, regulator or other legally authorized body directs the issuer to prepare an accounting restatement.

L.Restatement means any revision made to correct an error in previously issued financial statements due to material non-compliance with any financial reporting requirement under the securities laws. The determination regarding materiality is based on facts and circumstances and existing judicial and administrative interpretations. For purposes of this Policy, Restatement includes: (1) a restatement of historical financial statements to correct errors that were material to those previously issued financial statements; and (2) where RTX determines that to restate an error that occurred in a prior period and was not material to a previously issued financial statement, but would result in a material misstatement (a) if the error was left uncorrected in the current period or (b) if the error correction was recognized in the current period financial statements.

M.RTX AIP means RTX Executive Annual Incentive Plan, including any subsequent amendments, and any successor plan.

N.RTX LTIP means the RTX 2018 Long-Term Incentive Plan, as amended and restated as of April 26, 2021, including any subsequent amendments, and any successor plan.

O.SEC means the United States Securities and Exchange Commission.

P.Shares means shares of RTX Common Stock.

Q.Termination of Service means the termination of the Covered Executive Officer’s employment with, or performance of services for, the Company.

III.FORFEITURE EVENT

Upon the occurrence of a Restatement without regard to whether the Restatement is attributable to the Covered Executive Officer’s actions, a Covered Executive Officer shall: (1) forfeit all, or a portion of, Covered Incentive Compensation, as calculated by the Committee at its sole discretion, and (2) shall pay the Forfeiture Amount (as detailed in Article IV) to the Company reasonably promptly.

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IV.RECOVERY OF FORFEITURE AMOUNT

A.Amount Subject to Recovery. The amount of Covered Incentive-Based Compensation subject to this Policy (the “Forfeiture Amount”) is the amount of Covered Incentive-Based Compensation received that exceeds the amount of Covered Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. For Covered Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

B.Method of Recovery. The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each Executive Officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.

V.COMMITTEE AUTHORITY

A.Administration. This Policy shall be administered and interpreted by the Committee in accordance with Section 303A.14 of the NYSE Listed Company Manual, Section 10D of the Exchange Act and other applicable Federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee has the exclusive power and authority to administer this Policy, including without limitation, the right and power to interpret the provisions of the Policy. The Committee shall make all determinations required under this Policy in its sole and absolute discretion, and such determinations shall be conclusive and binding.

B.Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.

C.Exceptions to Recovery. Notwithstanding any provision of this Policy to the contrary, in compliance with Section 303A.14 of the NYSE Listed Company Manual and Section 10D of the Exchange Act, the Committee is required to recover compensation in compliance with this Policy, except to the extent the Committee determines and documents: (1) following a reasonable attempt to recover the Covered Incentive Based Compensation and providing documentation of such reasonable attempt to the Exchange, that continued pursuit of recovery via a third-party would be impracticable because the cost would exceed the amount to be recovered; (2) recover would violate home country law where that law was adopted prior to November 28, 2022 (it being understood that before concluding that it would be impracticable to recover any amount of Covered Incentive Based Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange), or (3) recovery of the Covered Incentive Based Compensation would likely cause a tax qualified retirement plan to fail to meet the tax-qualification requirements of Sections 401(a)(13) or 411(a) and regulations thereunder.

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VI.PROHIBITION ON INDEMNIFICATION

RTX shall not indemnify any Covered Executive Officer against the loss of Covered Incentive Based Compensation.

VII.CONFLICT

To the extent that there is a conflict between this Policy and the Clawback Policy, this Policy shall control; provided, however, that there shall be no duplication of recovery of the same compensation.

VIII.POLICY NOT EXCLUSIVE

Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy (including the Existing Policy), compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.

IX.DISCLOSURE

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable rules of the SEC.

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